UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

CUMULUS MEDIA INC.

(Exact name of registrant as specified in charter)

Delaware	001-38108	82-5134717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Johnson Ferry Road NE, Suite 500, Atlanta, GA		30342
(Address of Principal Executive Offices)		(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common Stock Purchase Rights	Nasdaq Global Market

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of The Registrant’s Securities to be Registered.

On February 21, 2024, the Board of Directors (the “Board”) of Cumulus Media Inc. (the “Company”), a Delaware corporation, adopted a rights plan and declared a dividend of (a) one Class A right (a “Class A Right”) in respect of each share of the Company’s Class A common stock, par value $0.0000001 per share (the “Class A Common Shares”) and (b) one Class B right (a “Class B Right,” and, together with the Class A Rights, the “Rights”) in respect of each share of the Company’s Class B common stock, par value $0.0000001 per share (the “Class B Common Shares”). The dividend is payable on March 4, 2024 to the Company’s stockholders of record on that date. The terms of the Rights and the rights plan are set forth in a Stockholder Rights Agreement, dated as of February 21, 2024 (the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (or any successor rights agent), as it may be amended from time to time.

If the Rights become exercisable, (a) each Class A Right would allow its holder to purchase from the Company one ten-thousandth of a Class A Common Share for a purchase price of $25.00 and (b) each Class B Right would allow its holder to purchase from the Company one ten-thousandth of a Class B Common Share for a purchase price of $25.00.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 3.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

Exhibit Number	Description

4.1	Stockholder Rights Agreement, dated as of February 21, 2024, by and between Cumulus Media Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to Cumulus Media Inc.’s Current Report on Form 8-K filed with the SEC on February 22, 2024).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Francisco J. Lopez-Balboa
	Name:	Francisco J. Lopez-Balboa
	Title:	Executive Vice President, Chief Financial Officer

Date: February 22, 2024